EXHIBIT 10.1*

HABERSHAM BANCORP 401-K SUMMARY PLAN DESCRIPTION

Habersham Bancorp 401(k) Plan

SUMMARY PLAN DESCRIPTION

Effective: January 1, 2004

Habersham Bancorp 401(k) Plan

Summary Plan Description

Table of Contents

ARTICLE	DESCRIPTION	PAGE

I	INTRODUCTION	50

II	GENERAL INFORMATION ABOUT THE PLAN	51

III	PARTICIPATION IN YOUR PLAN	52

IV	EMPLOYEE CONTRIBUTIONS	53

V	EMPLOYER CONTRIBUTIONS	55

VI	VESTING	56

VII	SERVICE RULES	57

VIII	COMPENSATION	57

IX	PARTICIPANT ACCOUNTS	58

X	DISTRIBUTIONS AND BENEFITS UNDER YOUR PLAN	59

XI	BENEFIT PAYMENT OPTIONS	62

XII	TOP-HEAVY RULES	63

XIII	PARTICIPANT LOAN PROGRAM	63

XIV	MISCELLANEOUS	66

XV	STATEMENT OF ERISA RIGHTS	67

Article I

INTRODUCTION

In order to recognize the hard work and good efforts of its Employees, your Employer, Habersham Bancorp, (the "Employer") established the Habersham Bancorp 401(k) Plan (the "Plan"), for the exclusive benefit of all eligible Employees and their Beneficiaries. The original effective date of the Plan was January 1, 1985. However, this Summary Plan Description reflects the terms of the Plan under the most recent amendment, effective January 1, 2004. The Plan allows Eligible Employees to defer part of their income on a tax-favored basis into the Plan. The contributions which you make to the Plan as 401(k) salary deferrals are also called "salary reduction" contributions because your current taxable income is reduced for every dollar you deposit into the Plan.

Also, the money in the Plan grows on a tax-deferred basis until your retirement. However, you must pay taxes when the money is paid out, unless it is transferred to another retirement plan or an IRA. You and your Beneficiaries may also be eligible for benefits in the event of your death, total disability or other termination of your employment with the Employer. This Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

This Summary Plan Description is a brief description of your Plan and your rights and benefits under the Plan. This Summary Plan Description is not meant to interpret or change the provisions of your Plan. A copy of your Plan is on file at your Employer's office and may be read by you, your Beneficiaries, or your legal representatives at any reasonable time. If you have any questions regarding either your Plan or this Summary Plan Description, you should ask your Plan Administrator. If any discrepancies exist between this Summary Plan Description and the actual provisions of the Plan, the Plan shall govern.

Article II

GENERAL INFORMATION ABOUT THE PLAN

Plan Name:	Habersham Bancorp 401(k) Plan

Employer:	Habersham Bancorp
282 Historic Highway 441N
P O Box 1980
Cornelia, GA 30531
(706) 778-1001

Employer Tax ID:	58-1563165

Three Digit Plan Number:	001

Type of Plan:	Cash or Deferred Profit Sharing Plan

Administration Type:	Self-Administered

Plan Administrator:	Habersham Bancorp
282 Historic Highway 441N
P O Box 1980
Cornelia, GA 30531
(706) 778-1001

Plan Administrator ID Number:	58-1563165

Legal Agent:	Habersham Bancorp
282 Historic Highway 441N
P O Box 1980
Cornelia, GA 30531
(706) 778-1001

Trust Name:	Habersham Bancorp 401(k) Trust

Trustees:	David D. Stovall

Habersham Bancorp, P O Box 1980
Cornelia, GA 30531
(706) 778-1001

Edward D. Ariail
Habersham Bancorp, P O Box 1980
Cornelia, GA 30531
(706) 778-1001

Funding Arrangement:	Trust

Trust Tax ID Number:	58-6198356

Plan Year:	January 1st to December 31st

Limitation Year:	January 1st to December 31st

Anniversary Date:	December 31st

Valuation Date:	The last day of the Plan Year

Article III

PARTICIPATION IN YOUR PLAN

Before you become a Participant in the Plan, there are certain eligibility and participation requirements that you must meet. These requirements are explained in this section.

Eligible Employees:

All of your Employer's employees are considered Eligible Employees and may participate in the Plan, once they meet the Eligibility and Participation requirements, except members of a collective bargaining unit, non-resident aliens and exclude Union Employees, Employees who are non-resident aliens, and Leased Employees..

Service with the following is credited as service under this Plan:

Habersham Bank
Security State Bank

Eligibility Requirements:

In order to be eligible for Employer Contributions, you must have attained age 21.

In order to be eligible for Salary Reduction Contributions, you must have attained age 21.

In order to be eligible for Matching Contributions, you must be making 401(k) contributions to the Plan. In order to be eligible for Matching Contributions, you must have attained age 21.0. The "Eligibility Computation Period" is the 12 month period that begins with the date you were hired and each subsequent period begins on the anniversary of the date you were hired.

Entry Dates:

For the purpose of Employer Contributions, your first Entry Date will be the earlier of January 1st or the date 6 months thereafter, coincident with or next following satisfaction of the eligibility requirements.

For the purpose of Salary Deferral contributions, your first Entry Date will be the earlier of January 1st or the date 6 months thereafter, coincident with or next following satisfaction of the eligibility requirements.

For the purpose of Matching Contributions, your first Entry Date will be the earlier of January 1st or the date 6 months thereafter, coincident with or next following satisfaction of the eligibility requirements.

Rehired employees:

If you had satisfied the Eligibility requirements before you terminated employment, you will become a Participant immediately on the date you are rehired, if your rehire date is on or after your first Entry Date, as defined above. Otherwise, you will be eligible to participate on the next Entry Date. If you had not yet satisfied the Eligibility requirements at the time you terminated employment, you must meet the Eligibility requirements as if you were a new employee.

Article IV

EMPLOYEE CONTRIBUTIONS

Your 401(k) Plan offers you special tax advantages and incentives to participate. First, every dollar you put into the Plan reduces your income currently subject to Federal Income Tax. Thus, deposits into the 401(k) Plan are often called "salary reductions." (However, you must still pay Social Security Taxes on your gross wages.)

Although you will have to pay income tax when you withdraw money from the Plan, you may be able to defer taxes on a withdrawal by depositing the funds into another Plan or an Individual Retirement Account (IRA). Because you defer paying taxes until you receive payments from the Plan, 401(k) contributions are sometimes called "salary deferrals."

The following chart illustrates the advantage of making deposits into the 401(k) Plan (saving on a tax-deferred basis) rather than making the same investment on an after-tax basis.

	401(k) Plan
	Tax-deferred	After-tax
	Savings	Savings
Gross Wages	$20,000	$20,000
401(k) Deposit	1,000	N/A
Taxable Wages	19,000	20,000
Estimated Taxes (25%)	4,750	5,000
After-tax Investment	N/A	1,000
Net Take-home Pay	$14,250	$14,000

In our example net take-home pay, after paying taxes and after investing $1,000, is $250 greater when the savings are deposited into the 401(k) Plan, rather than an after-tax investment program that invests in the same fund. Saving $1,000 in the 401(k) Plan only "cost" our example person $750 in take-home pay.

This is only a rough illustration of the advantages of tax-deferred savings. Please discuss your situation with your tax advisor.

Tax-deferred accumulation:

Another big advantage your Plan offers is tax-deferred accumulation of the earnings on your investments. All the earnings on the money you contribute to your account compounds on a tax-deferred basis. You pay taxes on this money only when you retire or take distributions for some other reason, such as death or becoming totally disabled. If you put your money into an after-tax investment you are required to pay income taxes on the earnings each year. Thus, by contributing to your 401(k) Plan, you'll have more money available at retirement.

Salary reduction agreement:

In order to enroll (or to refuse enrollment), your Employer will ask you to complete a Salary Reduction Agreement. It is here that you tell your Employer how much of your income you wish to defer to your Plan.

There are limits placed on the amount you can defer into this Plan. Your salary deferrals cannot exceed a maximum dollar amount determined by the Federal Government each year. For 2006, that amount is $15,000. Generally, if your total deferrals from all cash or deferred arrangements for a calendar year exceed the dollar amount set by the government, the excess must be included in your income for the year. The IRS also requires that the combined contribution by you and your Employer to your accounts not exceed the lesser of $44,000 or 100% of your pay. (The $44,000 amount may be adjusted each year by the IRS based on changes in the cost of living.) Your Employer may also place restrictions on the amount you may defer in order to meet IRS requirements.

Your Employer will deduct the amount you've elected from your paycheck in accordance with procedures established by your Employer.

Changes to your Salary Reduction Election:

Once you meet the Plan's eligibility requirements to make salary reduction contributions (Salary Deferrals), you may make an election, or change an election the first day of the plan quarter. Once you have given the Employer your election, deferrals or changes will be implemented on the next change date.

You may revoke your Salary Reduction Election at any time.

Restrictions:

In order to provide tax-deferred retirement savings, the Plan must place restrictions on withdrawals from the Plan. Article X describes the circumstances under which you may withdraw 401(k) deposits from the Plan.

Election not to defer:

You may decide that you do not wish to make salary reduction contributions on your first Entry Date. The Plan Administrator will explain the procedures for delayed enrollment in the salary reduction portion of the Plan, if you decide to enroll at a later date.

Excess deferrals:

If you participate in two or more deferred compensation plans (which include 401(k), Simplified Employee Pensions and 403(b) plans), your total deferrals to all plans could exceed IRS limits for the year. To avoid paying excise taxes if excess contributions have to be returned, you may want to designate which plan is to return any excess contributions to you.

If you elect to have this Plan return any excess, you should notify the Plan Administrator so that the excess can be returned to you, along with any earnings, before April 15th following the year in which the deferrals were withheld.

Catch-Up Contributions:

All Employees who are eligible to make elective deferrals under this Plan and who have attained age 50 before the close of a Plan Year beginning after December 31, 2001 shall be eligible to make Catch-up Contributions from that period forward.

Catch-up Contributions can occur under three different circumstances.

a.	A Catch-up Contribution can occur if you defer more than the 401(k) limit ($15,000 for 2006). The amount of permitted Catch-up Contributions is phased in under the Internal Revenue Code as follows:

Year	Amount
2002	$1,000
2003	$2,000
2004	$3,000
2005	$4,000
2006 and thereafter	$5,000

b.
A Catch-up Contribution can be generated if you defer above a Plan imposed limit that is less than the limit under the Internal Revenue Code. For example, if the Plan imposed a Salary Deferral limit of $10,000 and for 2006 you deferred $12,000 you would have a $2,000 Catch-up Contribution.

c.
A Catch-up Contribution may also be generated for an Employee considered to be Highly Compensated under the provisions of the Plan. If the Plan fails the Average Deferral Percentage test (ADP) then all or a portion of the amount of Salary Deferral Contributions that would otherwise have to be returned to the Employee can be considered Catch-up Contributions.

Article V

EMPLOYER CONTRIBUTIONS

Your Employer may make contributions to the Plan, in addition to your salary deferral 401(k) contributions. Your Employer may make Matching Contributions, Non-Elective discretionary contributions and required minimum contributions, under the Top-Heavy rules (see Article XII) or other legal requirements.

Matching Contributions:

You will be eligible to receive an allocation of Employer Matching Contributions if you have made a salary deferral contribution. In order to receive an allocation of Matching Contributions you must meet the following requirements during the Plan Year:

You will not be required to work any particular number of hours.

The amount of the match depends on your 401(k) contributions. Each year, your Employer may set a matching percentage that is proportionate to the amount of your Elective contributions.

The Matching Contributions made by your Employer will be allocated to your Matching Contribution Account on the last day of the Plan Year described in Article II.

Non-Elective or Discretionary Contributions:

In order to receive an allocation of Discretionary Employer Contributions you must meet the following requirements during the Plan Year:

You will not be required to work any particular number of hours.

You do not have to make 401(k) contributions in order to receive a discretionary contribution.

The amount of the discretionary contribution is set by the Employer each year.

Your share of the non-elective/discretionary contribution is based on your compensation and a fixed compensation level. The fixed compensation level is defined as the Social Security Wage Base in effect on the first day of the Plan Year.

You will receive a share of the discretionary contribution based on your total Compensation plus another amount based on your Compensation in excess of the fixed level. The percentage of pay which will be your share will vary each year and will depend upon the amount of the discretionary contribution, your Compensation, the fixed level amount, the total Compensation for all Participants, and the total of all Participants pay in excess of the level amount.

For example, you might receive 2% of your total pay plus another 2% of pay in excess of the fixed level. If your pay was $20,000 and the level amount was $10,000, your share would be:

$20,000 x .02 plus ($20,000 - $10,000) x .02 = $600

If the level amount was $10,000 and your Compensation was $9,000, your share would be:

$9,000 x .02 = $180

Other required contributions:

In certain situations, your Employer may be required to make additional contributions to the Plan. If the Plan is Top-Heavy (see Article XII) or if highly paid participants contribute a higher percentage of pay to the Plan than other Participants, your Employer may have to take corrective action. This action could result in either a reduction in the contributions for the highly compensated participants or an additional Employer contribution, in the form of Non-Elective, Qualified Non-Elective or Qualified Matching Contributions.

Article VI

VESTING

The term "vesting" refers to the percentage of your Employer Contribution account(s) (if any) that you are entitled to receive in the event of your termination of employment. You will always be 100% vested in any money you contribute to the Plan.

If you terminate employment before you meet the requirements for retirement (see Article X), the distribution from the Employer Matching and discretionary Accounts will be limited to the vested portion. Your vesting percentage grows with your Years of Service. Article VII explains how Years of Service are credited.

The same vesting schedule applies to the Matching and discretionary Employer Contributions.

Vesting schedule for Matching and discretionary Employer Accounts:

Years of Vesting Service	Percent Vested

Less than 1	0%
1 but less than 2	0%
2 but less than 3	25%
3 but less than 4	50%
4 but less than 5	75%
5 or more	100%

Refer to Article X for information on retirement, disability or death.

In the event the Plan should become 'top-heavy', the same vesting schedule as non top-heavy will apply. See Article XII for an explanation of the top-heavy rules.

Article VII

SERVICE RULES

Year of Service:

You will earn a Year of Service for purposes of Eligibility during the Eligibility Computation Period defined in Article III. You will earn a Year of Service for purposes of Vesting if you are credited with 1000 Hours of Service during the Plan Year. If you are reemployed after incurring five consecutive Breaks in Service, all your Years of Service after such Breaks in Service shall be disregarded for the purposes of vesting in your Employer-derived Account balance that accrued before such breaks, but both pre-break and post-break service shall count for the purposes of vesting the Employer-derived Account balance that accrues after such breaks.

If you had no vested interest and terminate employment, your service before you incur a Break in Service will not be counted toward your total vesting service if your Break in Service exceeds the greater of 5 years or the service with which you were credited prior to the Break in Service.

Service with the following is credited as service under this Plan:

Habersham Bank
Security State Bank

Such service shall be used for purposes of eligibility determination, vesting and contribution allocations.

Hours of Service:

You are credited with the actual hours you work, and for hours for which you are paid but not at work, such as paid vacation or paid sick leave.

Break in Service Rules:

When you fail to complete at least 501 hours during the Plan Year, you incur a break in service. Thus, in any year in which you work less than 501 hours (approximately 3 months), you will incur a Break in Service.

However, in certain circumstances, your Plan is required to credit you with 501 hours, even though you didn't actually work 501 hours. This is primarily if you take time off to have, adopt or care for a child for a period immediately following the birth or adoption. You will receive this credit only for the purpose of determining whether you have incurred a break in service and not for receiving additional credit for a contribution or for vesting.

Article VIII

COMPENSATION

Throughout this Summary Plan Description, the words "compensation" and "pay" are used to define contribution amounts. "Pay" or "Compensation" means the total wages paid to you by your Employer as reported on Form W-2 for the plan year.

Compensation includes deferred compensation which is not includable in your gross taxable income due to SEP Deferrals, Cafeteria Benefits, transportation fringe benefits, 401(k) deferrals, Tax-Deferred Annuities and Governmental Deferred Compensation Plans.

In no event shall Compensation in excess of $220,000 (as adjusted by the Secretary of the Treasury each year for increases in the cost of living under section 415(d) of the Internal Revenue Code) be taken into account for any Participant in this Plan. The Plan Administrator will tell you upon request what the limit is for any particular Plan Year.

Your Compensation for the first Plan Year in which you participate shall be your Compensation from the Employer from the time you became a Participant through the end of the Plan Year.

Article IX

PARTICIPANT ACCOUNTS

Under the 401(k) Savings Plan, the money you deposit and any Employer Contributions are placed into investment accounts, which are credited with gains and losses at each Valuation Date. The Valuation Date for your 401(k) Plan occurs annually, on the last day of the Plan Year.

While it is expected that the Trust Fund will be valued only on the Valuation Date(s) described above, the Plan Administrator may, in good faith, require a "special" valuation at any time. This may be done when a sizeable distribution is about to occur if extraordinary circumstances significantly affect the value of the Trust Fund since the last Valuation Date. For example, this may be done to prevent an overstated distribution from occurring due to a large market value decrease, not otherwise recognized since the last Valuation Date, which would adversely affect other Participants. If a special valuation is done, it is binding on all persons.

Separate Accounts are set up for each different type of money, for example: 401(k) deposits, Matching, discretionary, rollover, Employer Contributions (if any) and Qualified Non-Elective Contributions because there are different Plan and IRS rules for each type of contribution.

Rollover Accounts:

Your Plan allows employees who had retirement accounts with a previous Employer to directly transfer or rollover the previous account balance to your Plan even if they are not Participants in this plan. This is a segregated "Rollover" account and it is always 100% vested. If you are making a rollover instead of a direct transfer, in order to avoid taxes on your "Rollover" money, you must complete the rollover from your old plan to this Plan within 60 days after receiving the money.

Investments:

Your Plan offers several investment options and you may instruct the Trustees how you would like to invest the funds in your Accounts. It is intended that your Plan meet the requirements of ERISA section 404(c) by providing you with sufficient information for you to make informed investment choices. This information will be provided by the financial institutions managing the investment options.

Contact your Plan Administrator for information concerning the investment options which are currently available.

Crediting your accounts with gain or loss:

Each investment account is credited with investment gain or loss as of each Valuation Date. When you receive a distribution from the Plan, the Plan Administrator must first establish the value of your account. The date of this special valuation is the Distribution Determination Date. If the Distribution Determination Date is any date other than a Valuation Date, the value of your Account will be adjusted for the actual gain or loss from the prior Valuation Date to the date of distribution.

Plan Expenses:

This policy shall be effective for expenses allocated on or after ___/___/_____.

Reasonable administrative expenses of the Plan and Trust may be paid by the Plan to the extent not paid by the Employer. Administrative expenses attributable to terminated Participants shall be allocated among the terminated Participants by charging each particular expense to the account balance of the terminated Participant responsible for the expense. Administrative expenses attributable to active Participants shall be allocated among the active Participants by charging each particular expense to the account balance of the active Participant responsible for the expense.

Investment expenses of the Plan and Trust may be paid by the Plan to the extent not paid by the Employer. Investment expenses attributable to terminated Participants shall be allocated among the terminated Participants by charging each particular expense to the account balance of the terminated Participant responsible for the expense. Investment expenses attributable to active Participants shall be allocated among the active Participants by charging each particular expense to the account balance of the active Participant responsible for the expense.

Processing Fees may be paid by the Plan for items such as loans, Qualified Domestic Relations Orders (QDROs), hardship distributions, in-service distributions, and distributions at termination of employment. Processing Fees attributable to terminated Participants shall be allocated among the terminated Participants by charging each particular expense to the account balance of the terminated Participant responsible for the expense. Processing Fees attributable to active Participants shall be allocated among the active Participants by charging each particular expense to the account balance of the active Participant responsible for the expense.

Article X

DISTRIBUTIONS AND BENEFITS UNDER YOUR PLAN

Hardship Distribution of Salary Deferral Amounts:

If you have not terminated employment, you may request a distribution of salary deferral amounts in the event of financial hardship. Financial hardship might result from your own, your spouse's or your dependent's medical expenses, expenses in purchasing a principal residence (excluding mortgage payments), the cost of tuition and related educational fees for the next 12 months of post-secondary education for yourself or your spouse or dependents, or to prevent your eviction or the foreclosure on the mortgage of your principal residence.

The amount of your Hardship Distribution cannot exceed the amount needed to meet the immediate financial hardship. In addition, the distribution will be limited to the amount of your 401(k) contributions (no investment income).

If you receive a Hardship Distribution, you will not be permitted to make any 401(k) contributions for the 6-month period following the date of your Hardship Distribution.

For example, let's say that you took a hardship withdrawal on July 1, 2006, and during 2006, you deposited $5,000 in elective deferrals. You can't make any 401(k) contributions until January 1, 2007.

In-Service Distributions:

An In-Service Distribution is one that you receive while you are actively employed. The primary purpose of the Plan is to provide benefits to you upon your retirement; however, you may request an In-Service Distribution of all or a portion of some of your accounts as listed below:

Salary Deferrals:
You may receive an In-Service Distribution of your Elective Deferral account after you have reached age 59.5.

Other Accounts:
You may receive an In-Service Distribution of your accounts other than Salary Deferral amounts if any of the following conditions are met:

After you have reached age 59.5
You must have been a Participant for 5.0 years

You may also receive an In-Service Distribution after reaching your Normal Retirement Date. In-Service Distributions are allowed on account of Hardship based on the Plan's Hardship provisions. There is no restriction on In-service Distributions if the distribution is from amounts attributable to rollover contributions or voluntary after-tax contributions.

In-Service distributions may be taken from all of your accounts except Salary Deferrals, Matching Contributions, Qualified Non-Elective Contributions and Qualified Matching Contributions to the extent they have been used to pass the ADP or ACP test, until you have reached age 59.5.

Normal Retirement Benefits:

You will reach the Plan's Normal Retirement Age when you reach age 65.

Your Normal Retirement Date is the date you reach Normal Retirement Age.

At your Normal Retirement Age, you will be fully vested in your Employer Contribution Account. Payment of your benefits will begin as soon as practicable following your retirement. (See Article XI, Benefit Payment Options.)

Early Retirement Benefits:

You are eligible for Early Retirement Benefits on the day you reach age 59.5. Your vesting in your Employer discretionary Account will be determined in accordance with the Plan's Vesting Schedule.

Late Retirement Benefits:

If you decide to work past your Normal Retirement Date, you can defer payment of your benefits until your Retirement Date. Payment of your Retirement benefits will commence as soon as practicable following your late retirement date.

Death Benefits:

Should you die before termination of your employment, your spouse or Beneficiary will be entitled to a percentage of your account balance based on the Plan's vesting schedule.

If you are married at the time of your death, your spouse will be the Beneficiary of your death benefits, unless you otherwise elect in writing on a form to be furnished to you by the Plan Administrator. IF YOU WISH TO DESIGNATE A BENEFICIARY OTHER THAN YOUR SPOUSE AS YOUR BENEFICIARY, YOUR SPOUSE MUST CONSENT TO WAIVE HIS/HER RIGHT TO RECEIVE DEATH BENEFITS UNDER THE PLAN. YOUR SPOUSE'S CONSENT MUST BE IN WRITING AND WITNESSED BY A NOTARY OR A PLAN REPRESENTATIVE.

If your spouse has consented to a valid waiver of any rights to the death benefit, or your spouse cannot be located, or you are single at the time of your death, then your death benefit will be paid to any Beneficiary you may choose. The Plan Administrator will supply you with a Beneficiary designation form.

Since your spouse has certain rights under your Plan, you should immediately inform the Plan Administrator of any changes in your marital status.

Disability Benefits:

Should you become permanently disabled while a Participant under this Plan, you will receive a percentage of your Account balance based on the Plan's vesting schedule. "Disability" means a medically determinable physical or mental impairment which may be expected to result in death or to last at least a year and which renders you incapable of performing your duties with your Employer. A determination of disability will be made by the Plan Administrator in a uniform, nondiscriminatory manner on the basis of medical evidence.

If it is determined you are disabled, your payments will begin as soon as practicable following your disability retirement.

Benefits upon Termination:

If your employment is terminated for any reason other than those set out above, you will be entitled to that portion of your Employer Accounts in which you are vested.

"Vesting" refers to the percentage of your Account balance you are entitled to at any point in time. For each year you remain a Participant in the Plan, you may become vested with a higher percentage of your Employer account balance. (See Vesting, Article VI.)

If your benefit is over $5,000.00, you may at your option, request the Plan Administrator to distribute your benefit to you before your retirement date. However, the value of your Account will be determined as soon as practical following your termination. You will receive payment of your benefits as soon as practical after that date. If your benefit is $5,000.00 or less, the Plan Administrator may distribute your benefit early. No consent is needed for distributions of $5,000.00 or less.

Distributions Due To A Domestic Relations Order:

In general, contributions made by you or your Employer for your retirement are not subject to alienation. This means they cannot be sold, used as collateral for a loan, given away or otherwise transferred. They are not subject to the claims of your creditors. However, they may be subject to claims under a Qualified Domestic Relations Order (QDRO).

The Administrator may be required by law to recognize obligations you incur as a result of court ordered child support or alimony payments. The Administrator must honor a "Qualified Domestic Relations Order," which is defined as a decree or order issued by a court that obligates you to pay child support or alimony, or otherwise allocates a portion of your assets in the Plan to your spouse, child or other dependent. If a QDRO is received by the Administrator, all or portions of your benefits may be used to satisfy the obligation. It is the Plan Administrator's responsibility to determine the validity of a QDRO.

Distributions pursuant to a Qualified Domestic Relations Order are permitted on or after the date a Domestic Relations Order is determined to be a Qualified Domestic Relations Order, even if the Participant continues to be employed and has not attained the "earliest possible retirement age" pursuant to section 414(p) of the Internal Revenue Code.

For this purpose, the "earliest possible retirement age" under the Plan means the earlier of: (a) the date on which the Participant is entitled to a distribution under the Plan, or (b) the later of the date the Participant attains age 50, or the earliest date on which the Participant could begin receiving benefits under the Plan if the Participant separated from service.

Participants and Beneficiaries can obtain, from the Plan Administrator, without charge, a copy of the Plan's procedures governing Qualified Domestic Relations Orders.

Taxation of Distributions:

The benefits you receive from the Plan will be subject to ordinary income tax in the year in which you receive the payment, unless you defer taxation by a "rollover" of your distribution into another qualified plan or an IRA. Also, in certain situations, your tax may be reduced by special tax treatment such as "10-year forward averaging."

VERY IMPORTANT NOTE: Under most circumstances, if you receive a distribution from this Plan, twenty percent (20%) of your distribution will be withheld for federal income tax purposes, unless you instruct the trustees of this Plan to transfer your distribution DIRECTLY into another qualified plan or an IRA. You must give these instructions to the trustees no more than 90 days before the date you receive the payment. Also, unless you sign a waiver form, the trustees must wait at least 30 days after receiving your instructions before making the payment, to allow you time to change your decision, unless you waive the waiting period.

In addition to ordinary income tax, you may be subject to a 10% tax penalty if you receive a "premature" distribution. If you receive a distribution upon terminating employment before age 55 and you don't receive the payment as a life annuity, you will be subject to the 10% penalty unless you roll over your payment. If you take a hardship withdrawal before age 59-1/2, the withdrawal will usually be subject to the 10% penalty. But, there is no penalty for payments due to your death or disability.

As the rules concerning "rollovers" and the taxation of benefits are complex, please consult your tax advisor before making a withdrawal or requesting a distribution from the Plan. As required by law, the Plan Administrator will provide you with a brief explanation of the rules concerning "rollovers."

Article XI

BENEFIT PAYMENT OPTIONS

There are several different payment options available under your Plan. The method of payment you will receive depends on your marital status at the time you receive payment, as well as the elections you and your spouse make. All payments under your Plan are "equivalent". This means that, after making adjustments for longer or shorter periods, or for payments continuing to a beneficiary or spouse after your death, all payments are actuarially equal to one another.

You may choose to receive payment in the form of a lump-sum distribution of your total Account balances, installments paid over a certain number of years selected by you, or any other form of payment that may be permitted under your Plan, at the time of your distribution.

The Plan Administrator may delay payment to you for a reasonable time for administrative convenience. However, unless you choose to defer receipt of your distribution, the Plan must begin your payments within 60 days after the close of the Plan Year following the latest of:

(a)	the date on which you reached your Normal Retirement Age;

(b)	the 10th anniversary of the year in which you became a Participant in the Plan; or

(c)	the date you terminated employment with the Employer.

Under certain circumstances, the law requires that your distributions begin no later than April 1 of the year following the date you reach age 70-1/2 (the date six months after your 70th birthday). Your Plan Administrator will contact you if you are affected by this requirement.

Time of Distribution:

The payment of your benefits under the Plan shall be made at your election within a reasonable period following the distribution date.

Distribution Date:

If you terminate employment prior to your death, disability or retirement your distribution date shall be as soon as practical following your termination, based on your Accounts value on the preceding Valuation Date.

If you terminate employment as a result of death, disability or retirement, your distribution date shall be as soon as practical following your termination, based on your Accounts value on the preceding Valuation Date.

If you have an Elective Account, Voluntary Account or Segregated Account attributable to a rollover contribution from another Plan, the distribution date for these Accounts shall be as soon as practical following your termination, based on your Accounts value on the preceding Valuation Date.

Article XII

TOP-HEAVY RULES

A Plan becomes Top-Heavy when the total of the Key Employees' Account balances makes up more than 60% of the total of all Account balances in the Plan. Key Employees are certain highly compensated officers or owners/shareholders.

If your Plan is Top-Heavy, Plan participants who are not "Key Employees" must receive a minimum contribution. This minimum contribution is the smaller of the percentage of pay contributed by the Employer to Key Employees, or 3% of your Compensation. If the Employer Contribution allocated to your Account for the Top-Heavy year is equal to or more than this minimum contribution, no additional Employer Contribution would be needed to meet the Top-Heavy rules.

Article XIII

PARTICIPANT LOAN PROGRAM

Pursuant to the terms of Habersham Bancorp 401(k) Plan and Habersham Bancorp 401(k) Trust, the Trustee has adopted a participant loan program as part of such Plan and Trust. The program is intended to comply with Labor Regulation 2550.408b-1, and Proposed Internal Revenue Regulation sec 1.72(p)-1. Loans will be made pursuant to the terms of the Plan and Trust and the following provisions of this Participant Loan Program.

A.	Administration of Program

The following person ("the Loan Administrator") is responsible for the administration of the loan program. All loan requests and other inquiries should be delivered to:

Habersham Bancorp
282 Historic Highway 441N
P O Box 1980
Cornelia, GA 30531
(706) 778-1001

B.	Application Procedure

1.	Obtain and complete a loan application form as provided by the Loan Administrator.

2.	Submit the completed loan application to the Loan Administrator at least 30 days before the date the loan is to be made.

3.	Loan applications will be reviewed by the Loan Administrator for completeness. Incomplete applications will be returned to the applicant for completion.

4.	Approved loans will be processed on the first day of each month.

C.	Basis for Approvals

Loans are available to all actively employed participants without regard to any individual's race, color, religion, sex, age or national origin. Each application will be reviewed on a nondiscriminatory basis but will be assessed on the applicant's credit worthiness, financial need, and the purpose and terms of the loan. An individual may be denied future loans if he or she defaulted on any previous loan.

D.	Limitations

1.	Limitations on Types of Loans

Subject to the limitations on the amount of any loan, loans will be approved if the loan proceeds are to be used for any purpose.

2.	Limitations on Amounts of Loans

-	The minimum amount of any loan is $1,000.

-	For participant's having a vested interest in the Plan of $20,000 or less, the maximum amount of any loan is limited to the lesser of 100% percent of the vested interest or $10,000.

-
The maximum amount of any loan is the lesser of $50,000 or 50% of the vested interest of the participant in the Plan. The $50,000 maximum amount will be reduced by the participant's highest outstanding loan balance in the previous twelve months, even if amounts have been repaid.

-	A participant may have no more than 1 loan outstanding at any one time.

3.	Prior to funding a Participant Loan

The Participant shall elect on a form provided by the Loan Administrator the fund or funds from which the amount necessary to fund the Participant Loan shall be taken.

The loan shall be transferred to a segregated account. During the term of the Participant Loan, this segregated account shall be maintained, and repayment of principal and interest shall be made to this segregated account. This segregated account shall not share in any gains or losses credited to the Plan that do not directly relate to the Participant Loan.

E.	Interest

The interest rate will be determined from time to time by the Trustee with the intention of providing the Plan with a return commensurate with the interest rates charged by persons in the business of lending money for loans which would be made under similar circumstances.

Until otherwise determined by the Trustee, the interest rate will be the prime rate of interest charged by Habersham Bank as of the date of the loan plus 2 percent. The rate of interest will be constant throughout the term of the loan.

To cover the added administrative costs associated with a Participant Loan under the Plan, you will be charged a $100 loan origination fee and a $50 annual loan processing fee every year after the first, including the year the loan is paid in full or declared in default.

F.	Collateral or Other Security

All loans must be adequately secured. No more than 50 percent of the present value of a participant's vested interest in the Plan may be considered by the Plan as security for the outstanding balance of all Plan loans made to the participant.

The Trustee will accept other collateral as security for the loan, such as a lien on real estate, marketable securities, savings accounts or other assets, provided that the Trustee determines that in the event of default, the collateral to be sold, foreclosed upon or otherwise disposed of has such value and liquidity that it may reasonably be anticipated that loss of principal or interest will not result from the loan. In the event of marketable securities, savings accounts, Certificates of Deposit or Other personal property is offered as security, before it is accepted by the Trustee, the Trustee must be given power and authority to control its disposition.

G.	Repayment Terms

All loans are required to be repaid within 5 years of the date of the loan. All loans will be due on the termination of service of the Participant. If the Participant notifies the Loan Administrator in writing that the entire proceeds of the loan will be used to acquire a dwelling unit that will, within a reasonable time, be used as the principal residence of the Participant the loan will be required to be repaid within 30 years of the original date of the loan. Loans are to be repaid on the basis of substantially level amortization over the term of the loan with payments made through salary reduction twice monthly.

Loan payments shall be suspended during a leave of absence of up to one year, if the Participant's pay from the Employer is insufficient to service the loan. But the loan must none the less be repaid within 5 years as provided by Internal Revenue Code section 72(p)(2)(B).

If the leave of absence is on account of the Participant performing service in the uniformed services (as defined in chapter 43 of title 38 United State Code), whether or not qualified military service, such suspension shall not be taken into account for purposes of meeting requirements of sections 72(p), 401(a) or 4975(d)(1) of the Internal Revenue Code, and the Participant is entitled to reemployment rights under such chapter with respect to such service. For example, if the loan was due in 5 years, the 5 year period would be calculated by extending the period by the length of the leave of absence.

H.	Default

A loan is in default when a scheduled installment payment has not been received by the last day of the calendar quarter following the calendar quarter in which the last scheduled installment payment was due. If payment has not been made within 30 days of the installment due date, the Loan Administrator will notify the participant in writing that the loan will be in default at the end of the applicable calendar quarter following the calendar quarter in which it was due. If payment is not received within such stipulated time period, the following will take place:

1.	The entire unpaid balance on a defaulted loan will be considered to be in default as of the date the last payment was due.

2.
At the discretion of the Trustee exercised in a uniform and nondiscriminatory manner, the loan will be renegotiated and payments will be made through payroll withholding. If the loan is not renegotiated in a manner acceptable to the Trustee, if permitted in the Plan, the loan will be deemed an in-service withdrawal. Such withdrawal will be subject to personal income and possible penalty taxes. Form 1099R will be timely issued to the participant and the IRS showing such withdrawal.

3.
If the participant fails to make provisions for repayment reasonably acceptable to the Trustee, at the election of the Trustee, exercised in a uniform and nondiscriminatory manner, the remaining principal on the loan shall be declared due and payable as of the date the last payment was due.

4.
The amount of any uncured default will be considered as having been received in a taxable event, subject to personal income and penalty taxes. Such tax consequences do not affect the participant's obligation to repay the loan. Form 1099R will be timely issued to the Participant and the IRS; however, the loan will not be charged against the Participant's vested account balance until he or she terminates service, retires, dies, becomes disabled, or reaches the earliest date distribution is permitted under the Plan.

5.	To the extent necessary, any other collateral pledged as additional security will be foreclosed upon.

Article XIV

MISCELLANEOUS

Protection of benefits:

Except for the requirements of a Qualified Domestic Relations Order, your Plan benefits are not subject to claims, indebtedness, execution, garnishment or other similar legal or equitable process. Also, you cannot voluntarily (or involuntarily) assign your benefits under this Plan. See Distributions due to a Domestic Relations Order in Article X.

Amendment and Termination:

The Employer has reserved the right to amend or terminate your Plan. However, no amendment can take away any benefits you have already earned. If your Plan is terminated, you will be entitled to the full amount in your Account as of the date of termination, regardless of the percent you are vested at the time of termination.

Pension Benefit Guaranty Corporation:

The Pension Benefit Guaranty Corporation (PBGC) provides plan termination insurance for defined benefit pension plans. In your 401(k) Plan (a defined contribution plan), all of the contributions and investment earnings are allocated to Participants' accounts. PBGC insurance is not needed and does not apply.

Claims:

When you request a distribution of all or any part of your Account, you will contact the Plan Administrator who will provide you with the proper forms to make your claim for benefits.

Your claim for benefits will be given a full and fair review. However, if your claim is denied, in whole or in part, the Plan Administrator will notify you of the denial within 90 days of the date your claim for benefits was received, unless special circumstances delay the notification. If a delay occurs, you will be given a written notice of the reason for the delay and a date by which a final decision will be given (not more than 180 days after the receipt of your claim.)

Notification of a denial of claims will include:

(a)	the specific reason(s) for the denial,

(b)	reference(s) to the Plan provision(s) on which the denial is based,

(c)	a description of any additional material necessary to correct your claim and an explanation of why the material is necessary, and

(d)	an explanation of the steps to follow to appeal the denial, including notification that you (or your beneficiary) must file your appeal within 60 days of the date you receive the denial notice.

If you or your beneficiary does not file an appeal within the 60-day period, the denial will stand. If you do file an appeal within the 60 days, your Employer will review the facts and hold hearings, if necessary, in order to reach a final decision. Your Employer's decision will be made within 60 days of receipt of the notice of your appeal, unless an extension is needed due to special circumstances. In any event, your Employer will make a decision within 120 days of the receipt of your appeal.

Article XV, STATEMENT OF ERISA RIGHTS, describes the protection you have under ERISA and the steps you can take to enforce these rights.

Article XV

STATEMENT OF ERISA RIGHTS

As a participant in Habersham Bancorp 401(k) Plan you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA). ERISA provides that all Plan participants shall be entitled to:

(a)	examine, without charge, at the Plan Administrator's office copies of all documents filed by the Plan with the U.S. Department of Labor, such as detailed annual reports and Plan descriptions,

(b)	obtain copies of all Plan documents and other Plan information upon written request to the Plan Administrator (the Administrator may make a reasonable charge for the copies),

(c)	receive a summary of the Plan's annual financial report. The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report.

(d)
obtain a statement telling you whether you have a right to receive a retirement benefit at Normal Retirement Age and if so, what your benefits would be at Normal Retirement Age if you stop working under the Plan now. If you do not have a right to a benefit, the statement will tell you how many more years you have to work to get a right to a benefit. This statement must be requested in writing and is not required to be given more than once a year. The Plan must provide the statement free of charge.

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your Plan, called "fiduciaries" of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including your Employer may fire you or otherwise discriminate against you in any way to prevent you from obtaining a retirement benefit or exercising your rights under ERISA.

If your claim for a retirement benefit is denied in whole or in part you must receive a written explanation of the reason for the denial. You have the right to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the Plan and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the administrator.

If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court. In addition, if you disagree with the plan's decision or lack thereof concerning the qualified status of a domestic relations order or a medical child support order, you may file suit in federal court.

If it should happen that Plan fiduciaries misuse the Plan's money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

If you have questions about your Plan, you should contact the Plan Administrator. If you have any questions about this statement or your rights under ERISA, or if you need assistance in obtaining documents from the plan administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.